BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

SUMMARY OF THE MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 31, 2017

1.            Date, Time and Place: Held on August 31, 2017, at 5pm, in São Paulo City, São Paulo state, at the BRF S.A (“Company”) office located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons dispensed due to presence of the totality of members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Walter Fontana Filho, Marcos Guimarães Grasso, Flávia Buarque de Almeida, Carlos da Costa Parcias Jr., Walter Malieni Jr. and José Aurélio Drummond Jr. Also present as guests were Mr. Pedro de Andrade Faria and Mrs. Ana Luísa Fagundes Rovai Hieaux.

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

4.            Agenda: Analysis and approval the start of the succession process of its current Global Chief Executive Officer (“CEO”);

5.            Subjects and Resolutions: The members of the Board of Directors have approved, unanimously and without reservations, draw up and release this minutes in the summary form. The following decisions were taker after the analysis of the subject included in the agenda, were taken the following decisions:

5.1.        Succession of CEO. The Board of Directors, by unanimously, has approved the start of the succession process of its current Global Chief Executive Officer, Mr. Pedro de Andrade Faria, that will result in the process of recruiting a new Global Chief Executive Officer. The executive will remain in the leadership of the Company until December 31, 2017 and will actively take part into de transition process to the new management.

Summary of the Minutes of the Extraordinary Meeting of the Board of Directors held on August 31, 2017 at 5pm.

BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

SUMMARY OF THE MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON AUGUST 31, 2017

6.            Closing: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up and, having been read and found correct, were signed by all those present.

I certify that the present minutes are an accurate true copy of the original which is filed in Book Number 5 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, August 31, 2017.

Larissa Brack Secretary

Summary of the Minutes of the Extraordinary Meeting of the Board of Directors held on August 31, 2017 at 5pm.